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                                                                    EXHIBIT 99.1

                           1993 EQUITY INCENTIVE PLAN
                     (as amended through December 29, 1997)

1.   PURPOSE

     The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of New England Investment Companies, L.P. ("NEICLP") and NEIC Operating Partnership, L.P. ("NEICOP", and together with NEICLP, "NEIC") by enhancing the ability of NEIC to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of NEIC, and its affiliated entities through ownership of limited partnership units in NEICLP ("Units").

     The Plan is intended to accomplish these goals by enabling the grant of Awards in the form of Options, Unit Appreciation Rights (sometimes referred to herein as "UARs") and Restricted Units, or combinations thereof, all as more fully described below.

2.   ADMINISTRATION

     During the period that Units are registered under the Securities and Exchange Act of 1934 (the "1934 Act"), the Plan will be administered by the Board of Directors (the "Board") of New England Investment Companies, Inc., the general partner of NEICLP and the managing general partner of NEICOP (the "General Partner").

     The Board will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of Units subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant (as defined below) with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms as the Board shall specify), or settle any award by paying the cash value of Units otherwise issuable, except that the Board may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Board, and all other determinations and actions of the Board made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Board to make adjustments under Section
7.3 or Section 9.4.
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     The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the "Committee"), in which event all references in this Plan (as appropriate) to the Board shall be deemed to refer to the Committee. The Committee, if one is appointed, shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

3.   EFFECTIVE DATE AND TERM OF PLAN

     The Plan will become effective on September 14, 1993. Grants of Awards under the Plan may be made prior to that date (but after Board adoption of the Plan), subject to such approval of the Plan.

4.   UNITS SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 9.4 below, the aggregate number of Units that may be awarded under the Plan will be 1,774,000. Except as otherwise provided below, any Units subject to an Award which is canceled or terminates without having been exercised shall again be available for Awards under the Plan. Units subject to an Option canceled upon the exercise of a UAR shall not again be available for awards under the Plan except to the extent the UAR is settled in cash. To the extent that an Award is settled in cash, Units subject to that Award shall again be available for Awards. Units tendered by a Participant or withheld to pay the exercise price of an Option or to satisfy the tax withholding obligations of the exercise or vesting of an Award shall be available again for Awards under the Plan. Restricted Units forfeited in accordance with the Plan and the terms of the particular Award shall be available again for Awards.

     No fractional Units shall be issued, and the Board shall determine the manner in which fractional Unit value shall be treated.

5.   ELIGIBILITY AND PARTICIPATION

     Those eligible to receive Awards under the Plan ("Participants") will be persons in the employ of NEICLP, NEICOP, the General Partner or any of their affiliated entities ("Employees") and other persons or entities (including without limitation non-Employee directors) who in the opinion of the Board are in a position to make a significant contribution to the success of NEIC.

     An "affiliated entity" for purposes of the Plan will be an entity in which either NEICLP or NEICOP owns, directly or indirectly, an equity interest equal to or greater than fifty percent of the total of all equity interests in such entity, determined in the case of stock of a

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corporation by either vote or value, in the case of a partnership or similar entity by profits interest, and in the case of a trust or unincorporated enterprise by beneficial interest. The General Partner, NEICLP and NEICOP shall be deemed to be affiliated entities.

6.   TYPES OF AWARDS

     6.1.  OPTIONS.

     (a) Nature of Options.  An Option is an Award entitling the recipient on
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exercise thereof to purchase Units at a specified exercise price.  Except as may otherwise be permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Options awarded under the Plan shall be nonstatutory options.

     (b) Exercise Price.  The exercise price of an Option will be determined by
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the Board. The Board may reduce the exercise price of an Option at any time after the time of grant.

     (c)  Duration of Options.  The latest date on which an Option may be
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exercised will be the tenth anniversary of the date the Option was granted, or such earlier date as may have been specified by the Board at the time the Option was granted.

     (d)  Exercise of Options.  An Option will become exercisable at such time
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or times, and on such conditions, as the Board may specify.  The Board may at any time and from time to time accelerate the time at which all or any part of an Option may be exercised.

     Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the General Partner, accompanied by (1) any documents required by the Board and (2) payment to the full extent required by paragraph
(e) below for the number of Units for which the Option is exercised.

     (e)  Payment for Units.  Units purchased on exercise of an Option must be
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paid for (1) in cash or by check, bank draft or money order (acceptable to the
Board in accordance with guidelines established for this purpose), (2) if so permitted by the Board, (A) through the delivery of Units (which except as otherwise provided by the Board have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, (B) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, (C) by delivery of a promissory note of the Option holder, payable on such terms as are specified by the Board, or (D) by any combination of the foregoing. In the event that payment of the Option price is made under
(2)(A) above, the Board may provide that the Option holder be granted an additional Option covering the numbers of Units surrendered, at an exercise price equal to the fair market value of a Unit on the date of surrender.

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     (f)  Discretionary Payments.  If the market price of Units subject to an
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Option (other than an Option which is in tandem with a Unit Appreciation Right as described in Section 6.2 below) exceeds the exercise price of the Option at the time of its exercise, the Board may cancel the Option and cause to be paid in cash or in Units (valued at fair market value) to the Option holder an amount equal to the difference between the fair market value of the Units which would have been purchased pursuant to exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Board may exercise its discretion to take action under this subsection only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Board.

     6.2.  UNIT APPRECIATION RIGHTS.

     (a)  Nature of Unit Appreciation Rights.  A Unit Appreciation Right is an
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Award entitling the recipient on exercise of the Right to receive an amount, in cash or Units or a combination thereof (such form to be determined by the Board), determined in whole or in part by reference to appreciation in Unit value.

     Except as provided below, a Unit Appreciation Right entitles the Participant to receive, with respect to each Unit as to which the Right is exercised, the excess of the Unit's fair market value on the date of exercise over its fair market value on the date the Right was granted. The Board may provide at the time of grant that the amount the recipient is entitled to receive will be adjusted upward or downward under rules established by the Board to take into account the performance of the Units in comparison with the performance of other equity instruments or an index or indices of such instruments.

     The Board may also grant Unit Appreciation Rights providing that following a change in control of NEICLP (as determined by the Board), the holder of the Right will be entitled to receive, with respect to each Unit subject to the Right, an amount equal to the excess of a specified value (which may include an average of values) for a Unit during a period preceding such change in control over the fair market value of a Unit on the date the Right was granted.

     (b)  Grant of Unit Appreciation Rights.  Unit Appreciation Rights may be
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granted in tandem with, or independently of, Options granted under the Plan.  A
Unit Appreciation Right granted in tandem with an Option may be granted either at or after the time the Option is granted.

     (c)  Rules Applicable to Tandem Awards.  When Unit Appreciation Rights are
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granted in tandem with Options, the following will apply unless the Board specifies different terms:

          (1) The Unit Appreciation Right will be exercisable only at such time or times as, and to the extent that, the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option.

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          (2)  The Unit Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Unit Appreciation Right granted with respect to less than the full number of Units covered by an Option will not be reduced until the number of Units as to which the related Option has been exercised or has terminated exceeds the number of Units not covered by the Unit Appreciation Right.

          (3) The Option will terminate and no longer be exercisable upon the exercise of the related Unit Appreciation Right.

          (4) The Unit Appreciation Right will be transferable only with the related Option.

     (d)  Exercise of Independent Unit Appreciation Rights.  A Unit Appreciation
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Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which all or any part of the Right may be exercised.

     Any exercise of an independent Unit Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the General Partner, accompanied by any other documents required by the Board.

     6.3.  RESTRICTED AND UNRESTRICTED UNITS.

     (a)  Nature of Restricted Unit Award.  A Restricted Unit Award entitles the
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recipient to acquire, for such purchase price (if any) as the Board may determine, Units subject to the restrictions described in paragraph (d) below ("Restricted Units").

     (b)  Acceptance and Payment.  A Participant who is granted a Restricted
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Unit Award will have no rights with respect to such Award unless he or she accepts the Award by written instrument delivered or mailed to the General Partner accompanied by payment in full of the specified purchase price, if any, of the Units covered by the Award. Payment may be by certified or bank check or other instrument acceptable to the Board.

     (c)  Rights as a Unitholder.  A Participant who receives Restricted Units
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will have all the rights of a Unitholder, including voting and distribution rights, subject to the restrictions described in paragraph (d) below and any other conditions imposed by the Board at the time of grant. Unless the Board otherwise determines, certificates evidencing Restricted Units will remain in the possession of NEIC until such Units are free of all restrictions under the Plan.

     (d)  Restrictions.  Except as otherwise specifically provided by the Plan,
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Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and if the Participant dies or suffers a Status Change (as defined at Section 7.2 below) for any

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reason, must be offered for purchase for the amount of cash paid for the Unit, or forfeited if no cash was paid. These restrictions will lapse at such time or times, and on such conditions, as the Board may specify. Upon lapse of all restrictions, Units will cease to be restricted for purposes of the Plan. The Board may at any time accelerate the time at which the restrictions on all or any part of the Units will lapse.

     (e)  Notice of Election.  Any Participant making an election under Section
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83(b) of the Code with respect to Restricted Units must provide a copy thereof to the General Partner within 10 days of the filing of such election with the Internal Revenue Service.

     (f)  Other Awards Settled with Restricted Units.  The Board may, at the
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time any Award described in this Section 6 is granted, provide that any or all the Units delivered pursuant to the Award will be Restricted Units.

     (g)  Unrestricted Units.  The Board may, in its sole discretion, approve
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the sale or award to any Participant of Units free of restrictions under the
Plan, for such price (if any) as the Board may determine.

     6.4.  DEFERRED UNIT AWARDS.

     A Deferred Unit Award entitles the recipient to receive Units to be delivered in the future. Delivery of the Units will take place at such time or times, and on such conditions, as the Board may specify. The Board may specify that a Deferred Unit Award may be forfeited if certain conditions are or are not satisfied. The Board may at any time accelerate the time at which delivery of all or any part of the Units will take place. At the time any Award described in this Section 6 is granted, the Board may provide that, at the time Units would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Units.

     6.5.  PERFORMANCE CONDITIONS.

     The Board may, at the time any Award described in this Section 6 is granted, impose the condition (in addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that performance goals be met prior to the Participant's realization of any payment or benefit under the Award. Performance goals may be determined on the basis of individual performance, performance by NEIC or any of its affiliated entities, or a combination, all as determined by the Board in its sole discretion.

     6.6.  LOANS AND SUPPLEMENTAL GRANTS.

     (a)  Loans.  NEICOP may provide for a loan to a Participant ("Loan"),
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either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Units under the Award or with the payment of any Federal,
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state and local income tax with respect to income recognized as a result of the
Award. The Board will have full authority to decide whether to provide for a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     (b)  Supplemental Grants.  In connection with any Award, the Board may at
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the time such Award is made or at a later date, provide for a cash award to the
Participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the award.

7.   EVENTS AFFECTING OUTSTANDING AWARDS

     7.1.  DEATH.

     If a Participant dies, the following will apply:

     (a) All Options and Unit Appreciation Rights held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Board may determine), and shall thereupon terminate. In no event, however, shall an Option or Unit Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

     (b) Except as otherwise determined by the Board, all Options and Unit Appreciation Rights held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

     (c) Except as otherwise determined by the Board, all Restricted Units held by the Participant must be transferred to NEIC (and, in the event the certificates representing such Restricted Units are held by NEIC, such Restricted Units will be so transferred without any further action by the Participant) in accordance with Section 6.3 and Section 8. NEIC will thereupon remit to the Participant's estate the purchase price, if any, paid by the Participant upon his or her acquisition of the Restricted Units.

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     (d)  Any payment or benefit under a Deferred Unit Award, performance-based
Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Board.

     7.2.  TERMINATION OF SERVICE (OTHER THAN BY DEATH).

     If there is a termination (other than by reason of death) of a Participant's employment or other consulting or service relationship with NEIC and its affiliated entities (such termination of the employment of other relationship being herein referred to as a "Status Change"), the following will apply:

     (a) Except as otherwise determined by the Board, all Options and Unit Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such shorter or longer period as the Board may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause which in the opinion of the Board casts such discredit on the Participant as to justify immediate termination of the Award. In no event, however, shall an Option or Unit Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this
Section 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of
(i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Board, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment among NEICLP, NEICOP, the General Partner or any affiliated entity.

     (b) Except as otherwise determined by the Board, all Restricted Units held by the Participant at the time of the Status Change must be transferred to NEIC (and, in the event the certificates representing such Restricted Units are held by NEIC, such Restricted Units will be so transferred without any further action by the Participant) in accordance with Section 6.3 and Section 8, whereupon NEIC will remit to the Participant the purchase price, if any, paid by the Participant upon his or her acquisition of the Restricted Units.

     (c) Any payment or benefit under a Deferred Unit Award, performance-based Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will forfeited and the Award canceled as of the date of such Status Change unless otherwise determined by the Board.

     7.3.  COVERED TRANSACTIONS.

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     In the event of (i) a transaction that results in the acquisition of substantially all of the outstanding Units of NEICLP (or, after the "Restructuring" (as defined below), NEICLP or NEICOP) (ii) by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the assets of NEICLP (or, after the Restructuring, NEICLP or NEICOP), or (iii) a dissolution, termination or liquidation of NEICLP (or, after the Restructuring, NEICLP or NEICOP), or
(iv) in the event Units cease to be publicly traded (each: a "covered transaction"), all outstanding Awards will terminate as of the effective date of the covered transaction. Prior thereto, the Board may (but need not) do any or any combination of the following:

     (a) (1) Make outstanding Options and Unit Appreciation Rights exercisable in full, (2) remove the restrictions from outstanding Restricted Units, (3) cause NEIC to make any payment and provide any benefit under outstanding Deferred Unit Awards, performance-based Awards, and Supplemental Grants which would have been made or provided with the passage of time had the transaction not occurred and the Participant not suffered a Status Change (or died), or (4) forgive all or any portion of the principal of or interest on Loans. If the Board does not do so with respect to any Award, however, such Award will terminate as of the date of the covered transaction.

     (b) Remove performance or other conditions (other than conditions relating only to the passage of time and continued employment or service) which will not have been satisfied at the time of the covered transaction. If it does not do so, however, the Award will terminate as of the date of the covered transaction.

     (c) With respect to an outstanding Award held by a Participant who, following the covered transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement or substitute award which, in the judgment of the Board, is substantially equivalent to the Award.

     For purposes of this Section 7.3, whether a dissolution, termination or liquidation of NEICLP or NEICOP has occurred shall be determined under the substantive law of the State of Delaware. A change in the ownership of one or more Units that results in a termination of NEICLP or NEICOP followed immediately by a reconstitution of the partnership will not be deemed to be a dissolution, termination or liquidation except as otherwise determined by the Board. For purposes of the Plan, a "Restructuring" means a Restructuring as defined in the Amended and Restated Agreement of Limited Partnership of Reich & Tang, L.P., dated September 15, 1993, as may be amended or restated from time to time. In no event shall a Restructuring be considered a covered transaction.

8. RIGHTS ENFORCEABLE AGAINST NEICLP AND NEICOP; CONDITIONS ON DELIVERY OF LP UNITS

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     Prior to a Restructuring, all rights to receive Units under the Plan shall be exercisable or enforceable solely against NEICLP. After a Restructuring, all rights to receive Units under the Plan shall be exercisable or enforceable in the first instance against NEICOP, and all Units forfeited, returned or paid over to NEIC under the Plan shall be forfeited, returned or paid over to NEICOP, and only in the event of a default by NEICOP shall such rights be exercisable against NEICLP. NEICOP shall make such arrangements as the Board deems necessary and appropriate and which are acceptable to NEICLP to obtain Units from NEICLP or from unitholders of NEICLP to satisfy Awards granted hereunder and otherwise to make adjustments reflecting forfeitures or other transactions in Units; provided, that in respect of Awards made to persons employed by or performing services to NEICLP, such arrangements may include the issuance of Units directly by NEICLP. No Units shall be required to be delivered pursuant to the Plan, nor shall any restriction applicable to Units previously delivered under the Plan be required to be removed, until: NEIC's counsel has approved all legal matters in connection with the issuance and delivery of such Units; if the outstanding Units are at the time of delivery listed on any stock exchange or national market system, the Units to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Units has not been registered under the Securities Act of 1933, as amended, the Board may require, as a condition to exercise of the Award, such representations or agreements as the NEIC's counsel may consider appropriate to avoid violation of such Act. The Board may require that certificates evidencing Units issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Units.

9.   GENERAL PROVISIONS

     9.1  RIGHTS AS A UNITHOLDER, DISTRIBUTION EQUIVALENTS.

     Except as specifically provided by the Plan, a Participant shall be treated as a Unitholder with respect to Units awarded under the Plan only to the extent consistent with and in accordance with, the generally applicable provisions of the Agreement of Limited Partnership of NEIC as in effect from time to time. However, the Board may, on such conditions as it deems appropriate, cause NEIC to pay to Participants, currently or on a deferred basis, amounts in lieu of cash distributions that would have been payable on any or all Units subject to the Participant's Award had the Participant been treated as the owner of such Units.

     9.2.  TAX WITHHOLDING.

     The Board will make provision for the withholding from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

     9.3.  NONTRANSFERABILITY OF AWARDS.

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     No Award (other than an Award in the form of an outright transfer of cash or Unrestricted Units) may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by him or her (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

     9.4.  CERTAIN ADJUSTMENTS.

     The Board may make any appropriate adjustments to the number and kind of Units subject to Awards then outstanding or subsequently granted, any exercise price relating to Awards and any other provision of Awards to take into account changes analogous to a stock split, stock dividend, or reclassification of shares, mergers, consolidations, acquisitions, dispositions or similar transactions, or any other event (including extraordinary distributions with respect to Units or material changes in law or in accounting practices or principles), if it is determined by the Board that adjustments are appropriate
to avoid distortion in the operation of the Plan.   In no event will adjustment
be made on account of a Restructuring.

     9.5.  EMPLOYMENT RIGHTS, ETC.

     Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment or service. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation to the Participant.

     9.6.  DEFERRAL OF PAYMENTS.

     The Board may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

10.  EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of Awards to a Participant will affect NEIC's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Units as a bonus or otherwise, or to adopt other plans or arrangements under which Units are issued in connection with services.

     The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards.

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11.  GOVERNING LAW

     The Plan shall be construed in accordance with the laws of the State of Delaware.

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